Exhibit 99.1

              Harrington West Repositions Its Securities Portfolio

     SOLVANG, Calif.--(BUSINESS WIRE)--May 29, 2007--As previously announced, effective April 30, 2007, Harrington West Financial Group, Inc. (NASDAQ:HWFG) and its subsidiary, Los Padres Bank (LPB), terminated its Portfolio Advisory and Interest Rate Risk Analysis Agreement (Agreement) with Smith Breeden Associates, Inc. (SBA) and have taken steps to fully conduct investment and interest rate risk management on an in-house basis. As part of this transition, HWFG has decided to reposition its available for sale investment portfolio in an effort to improve its risk-adjusted returns and net interest margin. As a result of this decision, HWFG's basic and diluted earnings per share in the June quarter will be reduced by approximately 11 cents due to the realized loss on the sale of low-yielding, investment grade mortgage securities.

     Harrington West Financial Group, Inc. is a $1.1 billion, diversified, financial institution holding company for Los Padres Bank and its division Harrington Bank. HWFG operates 16 full service banking offices on the central coast of California, Scottsdale, Arizona, and the Kansas City metro. The Company also owns Harrington Wealth Management Company, a trust and investment management company with $187.8 million in assets under management or custody.

     This Release includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses, (iv) the Company's beliefs and expectations concerning future operating results and (v) other factors referenced in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


     CONTACT: Harrington West Financial Group, Inc.
              For information contact:
              Craig J. Cerny, 480-596-6555
              or
              For share transfer information contact:
              Lisa F. Watkins, 805-688-6644